FOR IMMEDIATE RELEASE

   GVI SECURITY SOLUTIONS, INC. PROVIDES GUIDANCE FOR THIRD QUARTER OF FY 2004



  o Over 20% revenue growth expected for GVI for the first nine months of 2004


CARROLLTON, TEXAS, NOVEMBER 8, 2004 - GVI Security Solutions Inc. (OTC PK: GVIS) today announced that it expects to report continued growth for the third quarter ended September 30, 2004.

With anticipated sales in the quarter ended September 30, 2004 in the range of $15.8 to $16..0 million, the Company will show a growth in sales of more than 20% for the first nine months of 2004, as compared to the same period of 2003. This would also represent a sequential increase of 6% to 7% over the $14.9 million in sales reported for the three months ended June 30, 2004. The revenue growth was attributable to increases in sales across the range of GVI's branded products, as well as products obtained from other manufacturing partners.

In addition for the third quarter 2004, the Company expects to report a operating loss in the range of $700,000 to $800,000, including a one-time charge of approximately $500,000 in connection with entering into a new long term retail distribution alliance, as compared to an operating loss of $1.8 million in the quarter ended June 30, 2004. GVI had operating income of $302,000 in the third quarter of 2003.

GVI expects to experience overall sales growth for the full year 2004 of approximately 20% as compared to sales for 2003. For 2005, GVI on a preliminary basis, expects revenue growth in the range of 20% to 30% from a combination of organic growth and acquisitions.

"Bookings were very strong during the month of September and we have seen that momentum continue as we enter the fourth quarter," said GVI Security Solutions CEO, Nazzareno E. Paciotti. "Given the strength of the homeland security industry and our portfolio of available solutions, we anticipate continued growth in the sales of our products."

ABOUT GVI SECURITY SOLUTIONS, INC.: GVI Security Solutions, Inc. is a provider of complete video surveillance and security solutions incorporating a complete line of video surveillance, access control and detection systems to the homeland security, professional, business-to-business and retail market segments. The Company is the exclusive distributor of video surveillance products for Samsung Electronics in North, Central and South America to professional end users and a major national retailer. GVI also distributes other security products such as digital recording, software systems and networking products. GVI's board and senior management have decades of high-level experience in the security and law enforcement community. The Chairman of the Board is Howard Safir, former New York City Police Commissioner.


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November 3, 2004    GVI ANNOUNCES GUIDANCE FOR Q3 OF FY 2004       Page 2

Some of the statements made by GVI Security Solutions, Inc. in this press release are forward-looking in nature. Forecasts regarding revenues and operating results are based on preliminary results and actual results may differ materially from those projected in forward-looking statements. GVI Security Solutions, Inc. believes that its primary risk factors include, but are not limited to: reliance on primary supplier; need for additional funding; outstanding indebtedness; reliance on a primary retailer for sales through the retail channel; effective integration of recently acquired operations and personnel; expansion risks; effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; rapid change in technology; the number and size of competitors in its markets; law and regulatory policy; the mix of products and services offered in the company's target markets; and other factors detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-KSB for the year ended December 31, 2003 currently on file.


CONTACT:
Nazzareno Paciotti, CEO                      Crocker Coulson, President
GVI Security Solutions, Inc.                 CCG Investor Relations
1621 West Crosby, Suite 104                  15300 Ventura Boulevard, Suite 303
Carrollton, TX 75006                         Sherman Oaks, CA 91403
972-245-7353                                 818-789-0100
                                             E-MAIL: crocker.coulson@ccgir.com
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